SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)


                                (Amendment No. )*



                      GREENSTONE ROBERTS ADVERTISING, INC.
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)



                                    395735 20 2
                                 (CUSIP Number)



                                  JUNE 9, 1999
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [  ] Rule 13d-1(b)

                               [xx] Rule 13d-1(c)

                               [  ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

                                  SCHEDULE 13G

----------------------------------              -------------------------------
CUSIP No.     395 735 20 2                      Page 2 of 5 Pages
----------------------------------              -------------------------------
-------------------------------------------------------------------------------
 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)   ###-##-####

      HERMAN FIALKOV
-------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) /  /
                                                                (b) /  /
-------------------------------------------------------------------------------
 3    SEC USE ONLY

-------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
-------------------------------------------------------------------------------

        NUMBER OF                    5   SOLE VOTING POWER         175,000
         SHARES
       BENEFICIALLY
        OWNED BY
         EACH
       REPORTING
      PERSON WITH         -----------------------------------------------------

                                     6   SHARED VOTING POWER
                          -----------------------------------------------------
                                     7   SOLE DISPOSITIVE POWER    175,000
                          -----------------------------------------------------
                                     8   SHARED DISPOSITIVE POWER
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      175,000
-------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     /  /
-------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      19
-------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

      IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).  Name of Issuer:                                 Page 3 of 5 pages

                  GREENSTONE ROBERTS ADVERTISING, INC.

Item 1(b).  Address of Issuer's Principal Executive Offices:

                  401 BROADHOLLOW ROAD
                  MELVILLE, NEW YORK 11747

Item 2(a).  Name of Person Filing:

                  HERMAN FIALKOV

Item 2(b). Address of Principal Business Office or, if None, Residence:

                  ONE KENSINGTON GATE
                  GREAT NECK, NEW YORK 11021

Item 2(c).  Citizenship:

                  UNITED STATES

Item 2(d).  Title of Class of Securities:

                  COMMON STOCK

Item 2(e).  CUSIP Number:

                  395735 20 2

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
               78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

          (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

                                                              Page 4 of 5 pages

          (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ xx].

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:   175,000.

          (b)  Percent of class:   19_______.

          (c)  Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote    175,000.

               (ii)  Shared power to vote or to direct the vote  ________.

               (iii) Sole power to dispose or to direct the
                     disposition of                              175,000.

               (iv) Shared power to dispose or to direct the
                    disposition of                               ________.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ].

                                                              Page 5 of 5 pages

Item 6. Ownership of More than Five Percent on Behalf of Another Person:



Item 7. Identification and Classification of the Subsidiary which Acquired the
             Security Being Reported on by the Parent Holding Company:




Item 8. Identification and Classification of Members of the Group.




Item 9. Notice of Dissolution of Group:




Item 10. Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or the the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                             October 20, 1999
                                             ------------------
                                             Date

                                             /s/ Herman Fialkov
                                             ------------------
                                             Signature


                                             ------------------
                                             Name/Title